EXHIBIT 4.4

WARRANT

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY OR THE SECURITIES ISSUED UPON THE EXERCISE OF THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE July 31, 2023.

EXERCISABLE FOLLOWING THE DATE HEREOF AND PRIOR TO THE EXPIRY TIME (AS DEFINED BELOW) AT WHICH TIME THESE WARRANTS SHALL EXPIRE AND BE NULL AND VOID.

Warrant Certificate No.: W-07-2023-01	Original Issue Date: July 31, 2023

CELLY NUTRITION CORP.
(A corporation incorporated under the laws of British Columbia)

FOR VALUE RECEIVED, CELLY NUTRITION CORP., a corporation incorporated under the laws of the Province of British Columbia (the “Corporation”), hereby certifies that FSD PHARMA INC., a corporation duly incorporated under the laws of the Province of Ontario or its registered assigns (the “Holder”) is entitled to purchase from the Corporation, at any time following the date hereof and prior to the Expiry Time (as defined herein), a number of Common Shares (as defined herein) that would result in the Holder’s aggregate holdings of Common Shares, calculated as of the Record Date, equal to (a) 25% of the Common Shares Deemed Outstanding as of the Record Date less (b) the aggregate number of Common Shares previously issued (x) under the License Agreement (as defined below); and (y) from time to time as a result of any partial exercise of this Warrant in accordance with Section 3, in each case, at an exercise price determined by the prevailing market value, which in any event, in aggregate, shall be the aggregate price of no more than CAD$1 for all Common Shares issued pursuant to this Warrant (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. For clarity, in no event shall Holder’s holdings in the Corporation exceed, at any time, more than an aggregate total of 25% of the Common Shares Deemed Outstanding, pursuant to this Warrant and the License Agreement. Certain capitalized terms used herein are defined in Section 1.

This Warrant has been issued under the terms of the Exclusive Intellectual Property License Agreement, dated as of July 31, 2023 (the “License Agreement”), between the Corporation and the Holder.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised under Section 3, multiplied by (b) the Exercise Price.

“Applicable Securities Laws” means, collectively, all applicable securities laws of each of the jurisdictions in which the Warrants or Common Shares issued on exercise of the Warrants are issued or acquired, and the respective rules and regulations under the laws, together with applicable published policy statements, instruments, notices, orders and rulings of the securities regulatory authorities in the jurisdictions and all applicable rules and regulations of any exchange on which the securities are listed.

“Board” means the board of directors of the Corporation.

“Business Day” means any day, except a Saturday, Sunday or any other day on which the principal chartered banks in the City of Toronto are authorized or required to close.

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“Common Shares” means the common shares in the capital of the Corporation and any common shares into which such Common Shares shall have been converted, exchanged or reclassified following the date hereof.

“Common Shares Deemed Outstanding” means, as of the Qualified Valuation, or if exercised prior to the Qualified Valuation, as of the Record Date, the sum of all issued and outstanding share capital of the Corporation, on a non-dilutive basis.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Shares, but excluding Options.

“Corporation” has the meaning set forth in the preamble.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or before 5:00 p.m., Toronto time, on a Business Day, including, without limitation, the receipt by the Corporation of the duly completed Exercise Form, the Warrant and the Aggregate Exercise Price.

“Exercise Form” has the meaning set forth in Section 3.1(a)(i).

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Expiry Date” means the earlier of (i) the date falling 5 years following the date hereof and (ii) immediately prior to an Exit Event (as defined in the License Agreement).

“Expiry Time” means 5:00 p.m., Toronto, Ontario time, on the Expiry Date.

“FMV” means, as of any particular date, the fair market value of the Common Shares as determined by the Board, provided that: (i) if an exercise of Warrant hereunder is conditional upon the completion of an initial public offering (“IPO”) of Common Shares, then “FMV” shall mean the offering “price to the public” specified for such Common Shares in the final prospectus in the relevant IPO (for the avoidance of doubt, before deduction of discounts, commissions, or expenses) per Common Share in such IPO; (ii) if the exercise is conditional upon the closing of a merger of the Corporation or the acquisition, sale or conveyance or other similar transaction of the Corporation’s shares or assets, then “FMV” shall mean the cash or other consideration per Common Share to be received in such transaction; and (iii) if the Common Shares are then listed or admitted to trading on an internationally recognized stock exchange and “FMV” is not being determined as described in (i) or (ii) of this definition, then “FMV” shall mean the volume-weighted average trading price of the Common Shares for the thirty (30) consecutive trading days ending immediately preceding the Exercise Date on such stock exchange on which the Common Shares are then listed.

“Holder” has the meaning set forth in the preamble.

“License Agreement” has the meaning set forth in the preamble.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Shares or Convertible Securities.

“Original Issue Date” means the date on which the Warrant was issued by the Corporation under the License Agreement.

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“Person” means any individual, sole proprietorship, partnership, limited partnership, unlimited liability company, corporation, joint venture, trust, incorporated organization or government, or department or agency thereof.

“Purchase Rights” has the meaning set forth in Section 5.

“Qualified Valuation” means if the Corporation, after the date hereof, exceeds the valuation of not less than CAD$1,000,000,000 as determined by market cap or one or more financings or transactions.

“Record Date” means the date of (a) Qualified Valuation, or (b) if earlier, the date on which the Warrant is fully exercised, the rights pertaining to all of the aforesaid shares (including registration rights, if provided in connection with such investment) to be no less favourable than those rights pertaining to any shares in the Corporation issued to the Founders (as defined in the License Agreement) upon incorporation.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the common shares or other share capital of the Corporation then purchasable upon exercise of this Warrant in accordance with its terms.

“1933 Act” has the meaning set forth in Section 7.

2. Term of Warrant. Subject to the terms and conditions hereof, at any time after the date hereof and before the Expiry Time (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein). At the Expiry Time, all rights under the Warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall expire and be of no further force and effect.

3. Exercise of Warrant.

(a) Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i)	surrender of this Warrant to the Corporation at its then-principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Form in the form attached hereto as Exhibit A (each, an “Exercise Form”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii)	payment to the Corporation of the Aggregate Exercise Price in accordance with Section 3(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made:

(i)

by delivery to the Corporation of a certified cheque or bank draft payable to the order of the Corporation or by wire transfer of immediately available funds to an account designated in writing by the Corporation, in the amount of such Aggregate Exercise Price.

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(ii)	by instructing the Corporation to withhold a number of Warrant Shares then-issuable upon exercise of this Warrant with an aggregate FMV as of the Exercise Date equal to such Aggregate Exercise Price;

(iii)

by surrendering to the Corporation: (x) Warrant Shares previously acquired by the Holder with an aggregate FMV as of the Exercise Date equal to such Aggregate Exercise Price; or (y) other securities of the Corporation having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value, in the case of debt securities, shall be the principal amount thereof, plus accrued and unpaid interest; in the case of preferred shares, shall be the liquidation value thereof, plus accumulated and unpaid dividends; and in the case of Common Shares, shall be the FMV thereof); or

(iv)	any combination of the foregoing.

In the event of any withholding of Warrant Shares or surrender of other equity securities under Section 3(b)(ii), Section 3(b)(iii) or Section 3(b)(iv), where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Corporation shall be rounded up to the nearest whole share and the Corporation shall make a cash payment to the Holder (by delivery of a certified cheque or bank draft or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Corporation in an amount equal to the product of: (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Common Shares, the FMV per Warrant Share as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with Section 3(b)(iii)(y).

(c) Delivery of Share Certificates. Upon receipt by the Corporation of the Exercise Form, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a)), the Corporation shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d). The share certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Form and shall be registered in the name of the Holder or, subject to compliance with Section 6, such other Person’s name as shall be designated in the Exercise Form. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d) Fractional Shares. The Corporation shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Corporation shall pay to such Holder an amount in cash (by delivery of a certified cheque or bank draft or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the FMV of one Warrant Share on the Exercise Date.

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Corporation shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c), deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

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(f) Valid Issuance of Warrant and Warrant Shares. With respect to the exercise of this Warrant, the Corporation hereby represents, covenants and agrees:

(i)	This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)

All Warrant Shares issuable upon the exercise of this Warrant under the terms hereof shall be, upon issuance, and the Corporation shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, and the holders of the Warrant Shares shall not be liable to the Corporation or its creditors in respect of the Warrant Shares.

(iii)

The Corporation shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Corporation of any applicable law or governmental regulation or any requirements of each stock exchange or over-the-counter market on which the Corporation’s Common Shares or other securities constituting Warrant Shares may be listed from time to time.

(iv)

The Corporation shall use its commercially reasonable efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on every stock exchange or over-the-counter market on which the Corporation’s Common Shares or other securities constituting Warrant Shares are listed at the time of such exercise at its own expense.

(v)

While any of the Warrants are outstanding, the Corporation shall comply with the securities legislation applicable to it in order that the Corporation not be in default of any requirements of such legislation and use its best efforts to do or cause to be done all things necessary to preserve and maintain its corporate existence.

(vi)

If, for any reason, other than the failure or default of the Holder, the Corporation is legally unable to issue and deliver the Common Shares or other securities as contemplated herein to the Holder upon the proper exercise by the Holder of the right to purchase any of the Common Shares purchasable upon exercise of the Warrants represented hereby, subject to Holder’s prior written approval, the Corporation may pay, at its option and in complete satisfaction of its obligations and the rights of the Holder hereunder, to the Holder, in cash, an amount equal to the difference between the Exercise Price and the FMV of such Common Shares or other securities on the date of exercise by the Holder, and upon such payment, the Corporation shall have no liability or other obligation to the Holder relating to or in respect of the Warrants.

(g) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a prospectus offering or a sale of the Corporation (by an amalgamation, arrangement, sale of shares or otherwise) or an Exit Event, such exercise may at the election of the Holder be made conditional on the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately before the consummation of such transaction.

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4. Effect of Certain Events on Warrant Events.

(a) Adjustment to Warrant Shares upon Reorganization, Reclassification, Amalgamation, Merger or Sale. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the shares of the Corporation (other than as a result of a stock dividend or subdivision, share split or consolidation of shares), (iii) consolidation, amalgamation, arrangement, merger or acquisition of the Corporation with or into another Person, (iv) sale or conveyance of all or substantially all of the Corporation’s properties or assets to another Person, or (v) other similar transaction, in each case, which entitles the holders of Common Shares to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Common Shares, each Warrant shall, immediately after such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction, remain outstanding and shall thereafter, instead of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction if the Holder had exercised this Warrant in full immediately before the time of such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to ensure that the provisions of this Warrant shall thereafter be applicable, as nearly as possible, to any shares, securities or assets thereafter acquirable upon the exercise of this Warrant. The provisions of this Section 4(a) shall similarly apply to successive capital reorganizations, reclassifications, consolidations, amalgamations, arrangements, mergers or acquisitions, sales or conveyances or other similar transactions. The Corporation shall not effect any such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction unless, before the consummation thereof, the successor Person (if other than the Corporation) resulting from such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(a), the Holder shall have the right to elect before the consummation of such event or transaction, to give effect to the exercise rights set out in Section 2 instead of giving effect to the provisions set out in this Section 4(a) with respect to this Warrant.

(b) Dividends and Distributions. Subject to the provisions of this Section 4(a), as applicable, if the Corporation shall, at any time or from time to time after the Original Issue Date, make or declare, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or any other distribution payable in securities of the Corporation (other than a dividend or distribution of Common Shares, Options or Convertible Securities in respect of outstanding Common Shares), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Corporation, cash or other property that the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4(b) with respect to the rights of the Holder; provided that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Common Shares, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

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(c) Certificate as to Adjustment.

(i)

As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than ten (10) Business Days thereafter, the Corporation shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)

As promptly as reasonably practicable following the receipt by the Corporation of a written request by the Holder, but in any event not later than ten (10) Business Days thereafter, the Corporation shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other securities or assets then issuable upon exercise of the Warrant.

(d) Notices. In the event:

(i)

that the Corporation shall take a record of the holders of its Common Shares (or other securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by resolution in writing), to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security;

(ii)

of any capital reorganization of the Corporation, any reclassification of the Common Shares of the Corporation, any amalgamation or arrangement of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person, or an Exit Event; or

(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to the Holder at least ten (10) Business Days before the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or resolution, or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by resolution in writing, or (B) the effective date on which such reorganization, reclassification, amalgamation, arrangement, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Shares (or such other securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Shares (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, amalgamation, arrangement, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

5. Purchase Rights. In addition to any adjustments under Section 4(a), if at any time the Corporation grants, issues or sells any Common Shares, Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the registered holders of Common Shares (collectively, the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the registered holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

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6. Transfer of Warrant. Subject to the transfer conditions referred to in the legends endorsed on this Warrant, this Warrant and all rights under it are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Corporation at its then-principal executive offices with a properly completed and duly executed Transfer Form in the form attached hereto as Exhibit B, provided that: (a) all such transfers shall be effected in accordance with all Applicable Securities Laws and upon the prior written consent of the Corporation; and (b) after such transfer, the term “Holder” shall mean and include any transferee or assignee of the current or any future Holder. Upon such compliance, surrender and delivery, the Corporation shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such Transfer Form and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall promptly be cancelled.

7. No Registration. Neither the Warrants nor the Common Shares issuable upon exercise of the Warrant have been or will be registered under the United States Securities Act of 1933 (the “1933 Act”) nor under the laws of any state of the United States. Subject to certain limited exceptions, (i) Warrants may not be exercised within the United States and (ii) no Common Shares issuable upon the exercise of Warrants will be delivered to any address in the United States. The Holder acknowledges that a legend to that effect may be placed on any certificates representing the Common Shares issued on exercise of the rights represented by this Warrant. Terms used in this paragraph have the meanings given to them in Regulation S under the 1933 Act.

8. Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein (including Section 4(b)), before the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of the Corporation for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Corporation or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, amalgamation, arrangement, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. Also, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Corporation, whether such liabilities are asserted by the Corporation or by creditors of the Corporation.

9. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or statutory declaration of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Corporation, the Corporation at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Corporation for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment that may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Corporation at its then-principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment that may be involved in such division or combination, the Corporation shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

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10. No Impairment. The Corporation shall not, by amendment of its articles or by-laws, or through any reorganization, transfer of assets, amalgamation, arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

11. Compliance with Securities Laws.

(a) Agreement to Comply with the Securities Laws; Legends. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Applicable Securities Laws.

(i)	This Warrant shall be stamped or imprinted with a legend in substantially the following form:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY OR THE SECURITIES ISSUED UPON THE EXERCISE OF THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE JULY 31, 2023.”

(ii)	Any certificate representing Common Shares issued upon the exercise of this Warrant will bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY OR THE SECURITIES ISSUED UPON THE EXERCISE OF THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE JULY 31, 2023.”

provided that, at any time subsequent to the date that is four months and one day after the later of (i) the date hereof, and (ii) the date the Corporation became a reporting issuer in any province or territory of Canada, any certificate representing such Common Shares may be exchanged for a certificate bearing no such legends.

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Corporation by acceptance of this Warrant as follows:

(i)

The Holder is a resident, or if not an individual, has its head office in the jurisdiction set out next to the Holder’s name in Section 13 and such address was not created and is not solely used for the purpose of acquiring the Warrant. The Holder is subject to the Applicable Securities Laws of such jurisdiction and has and will comply with such Applicable Securities Laws in respect of the Warrant, including with respect to the transfer and resale restrictions.

(ii)

The Holder is an “accredited investor” as defined in NI 45-106 or, if the Holder is a resident of Ontario, as defined in section 73.3(1) of the Securities Act (Ontario). The Holder shall, as of the date hereof, complete, execute and deliver to the Corporation the form accredited investor certificate provided to Holder by Corporation, in the form attached hereto as Exhibit C. The information contained in the documents provided by the Holder, including the representations and warranties made therein, is complete, true and correct. The Holder agrees to furnish any additional information requested by the Corporation or any of its affiliates to assure compliance with Applicable Securities Laws in connection with the purchase and sale of the Warrant. Any information that has been furnished or that will be furnished by the Holder to evidence its status as an accredited investor is accurate and complete and does not contain any misrepresentation or material omission.

(iii)	The Holder understands and acknowledges that this Warrant and the Warrant Shares shall be subject to resale restrictions under Applicable Securities Laws.

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12. Warrant Register. The Corporation shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Corporation may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary, except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction. A Holder shall be entitled to the rights evidenced by such Warrant free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate holder thereof and all Persons may act accordingly. The receipt by any such Holder of the Common Shares purchasable under such Warrant shall be a good discharge to the Corporation for the same, and the Corporation shall not be bound to inquire into the title of any such Holder except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.

13. Notices. Unless otherwise specified, any notice or communication required or permitted to be delivered by the Corporation to the Holder under this Warrant Certificate (a “Communication”) may be delivered personally at, or sent by facsimile, email, courier or mail to, the latest address of the Holder recorded on the books of the Corporation. A Communication delivered personally will be deemed to have been given or made and received on the date of delivery. A Communication delivered by facsimile or email will be deemed to have been given or made and received on the date of transmission (but if transmitted on a day which is not a business day or after 5:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next business day). A Communication delivered by courier will be deemed to have been given or made and received on the next business day. A Communication delivered by mail will be deemed to have been given or made and received on the fifth business day after the Communication is posted.

14. Cumulative Remedies. Except to the extent expressly provided in Section 8 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

15. Equitable Relief. Each of the Corporation and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that, in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

16. Entire Agreement. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

17. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall enure to the benefit of the parties, the successors of the Corporation and the successors and permitted assigns of the Holder. Such successors or permitted assigns of the Holder shall be deemed to be a Holder for all purposes under this Warrant.

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18. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Corporation, the Holder and their respective successors and, in the case of the Holder, permitted assigns, and nothing in this Warrant, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

19. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

20. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Corporation or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

21. Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

22. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Province of Ontario the federal laws of Canada applicable therein.

23. Forum Selection. Any and all disputes arising under this Warrant, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the courts of the province of Ontario, and each of the parties hereby irrevocable attorns to the exclusive jurisdiction of such courts. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth in Section 13 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

24. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

25. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has duly executed this Warrant on the Original Issue Date.

CELLY NUTRITION CORP.

By:	/s/ “Binyomin Posen”
Name:	Binyomin Posen
Title:	CEO

Accepted and agreed,
FSD PHARMA INC.

By:	/s/ “Zeeshan Saeed”
Name:	Zeeshan Saeed
Title:	CEO

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SCHEDULE A

SUBSCRIPTION FORM

TO:	CELLY NUTRITION CORP. (the “Corporation”)

Any term in this Subscription Form that is not otherwise defined has the meaning set out in the warrant certificate of which this Subscription Form forms a part (the “Warrant Certificate”).

The registered holder of the Warrants (the “Holder”), by delivery of this Subscription Form, exercises the right to subscribe for _________________ Common Shares on the terms and conditions set out in the Warrant Certificate, for an aggregate Exercise Price of $__________________.

In connection with this exercise: {check one}

□	1.

the Holder certifies that (i) at the time of exercise the Holder is outside the United States and (ii) the Holder is not a U.S. Person, and the Holder is not exercising any of the Warrants on behalf of, or for the account or benefit of, a U.S. Person; or

□	2.

the Holder is delivering a written opinion of U.S. counsel, in a form acceptable to the Corporation acting reasonably, that the Common Shares issuable on exercise of the Warrants are exempt from registration requirements under the United States Securities Act and the securities laws of all applicable states of the United States.

The Holder directs the Corporation to register the Common Shares as follows: {If any Common Shares are to be issued to a person other than the Holder, then the transfer procedures under the Warrant Certificate will apply, and the Holder must deliver a transfer form.}

Name:

Address:

The Holder directs the Corporation to deliver a certificate representing the Common Shares and, if applicable, a warrant certificate evidencing the balance of the Warrants not presently exercised, as follows: {check one}

□	1.	at the office where this Subscription Form is delivered; or

□	2.	to the address for registration set out above; or

□	3.	to the following address: _____________________________________________

[signature page follows]

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DATED this ____ day of                           , 20___.

Name of Holder

Signature of Holder (or authorized signatory on behalf of Holder)

Name of authorized signatory, if applicable

Official capacity or title of authorized signatory, if applicable

Instruction: If this Subscription Form is signed by a person in a representative capacity on behalf of the Holder, the Corporation may require the person to deliver documentation to establish the person’s authority and capacity to sign on behalf of the Holder and the Corporation may require the person’s signature to be guaranteed.

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